Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Merix Corporation of our report dated November 29, 2005, relating to the consolidated financial statements of Eastern Pacific Circuits Limited, which appears in the Current Report on Form 8-K/A of Merix Corporation dated September 29, 2005.

PricewaterhouseCoopers LLP

Hong Kong

March 29, 2006